Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Stephanie Bowman
Chief Financial Officer
TUESDAY MORNING CORPORATION
972-934-7251

Farah Soi
ICR, LLC
203-682-8200

TUESDAY MORNING APPOINTS STEVEN BECKER AND RICHARD WILLIS TO THE BOARD OF DIRECTORS

DALLAS, July 2, 2012 — Tuesday Morning Corporation (NASDAQ: TUES) and Becker Drapkin Management, L.P. (“Becker Drapkin”) today announced that Steven R. Becker and Richard S. Willis have been appointed as independent members of the Board of Directors of Tuesday Morning, effective July 1, 2012.  In connection with the appointment of Messrs. Becker and Willis to the Board, Becker Drapkin has agreed to vote in favor of each of the Board’s nominees for election at the 2012 and 2013 Annual Meetings of Shareholders and not to take certain actions during a “standstill” period.

Mr. Becker has been appointed to serve as the Chair of the Nominating and Governance Committee, and Mr. Willis has been appointed to serve as a member of the Compensation Committee.  Over the coming months, the Board will continue to work with Becker Drapkin to identify two additional well-qualified persons to join the Board.

“On behalf of the Board, I am pleased to welcome both Steve and Richard to our Board,” said Bruce Quinnell, the Chairman of the Board.  “Their track record of working constructively with public company investments, including retail companies, will be a valuable asset as we work to reinvigorate the brand.”

“We are strong believers in Tuesday Morning’s brand, business model, and potential,” added Mr. Becker.  “The opportunity now is to work shoulder-to-shoulder with the Board and management team to improve execution and the customer experience so that this potential — as well as shareholder value — is maximized.”

Mr. Becker is a partner and co-founder of Becker Drapkin Management, L.P. a Dallas-based value investor focused on constructive activism in the small cap market.  Mr. Becker currently sits on the Board of Hot Topic (NASD: HOTT), a national retailer, Ruby Tuesday (NYSE: RT), a national restaurant company, Pixelworks (NASD: PXLW), a semiconductor manufacturer and SDIX (NASD: SDIX), a life science diagnostics provider.  Mr. Becker also previously served on the Board of Plato Learning (NASD: TUTR) until it was acquired.  Before starting Becker

Drapkin in Dallas in December 2009, Steve was founding partner in Greenway Capital, a fund focused on small cap, U.S. companies.  He started Greenway in 2005, after eight years at Special Situations Fund, where he was a partner and managed the Special Situations Private Equity Fund.  Steve started his career in New York at Manley Fuller Asset Management; he received a Middlebury College B.A., 1989 and J.D. from University of Florida in 1992.  Mr. Becker serves as a member of the Board of Trustees at the Dallas Museum of Art, and is actively involved in related civic activities.

Mr. Willis has more than 20 years of executive experience in retail and manufacturing industries and currently serves as the President and Chief Executive Officer of Navarre Corporation, a distributor, provider of logistics solutions, and software publisher (NASDAQ: NAVR).  He previously served as the Executive Chairman of Charlotte Russe, a mall-based specialty retailer of fashionable, value-priced apparel and accessories.  Previous to this position, Mr. Willis served as President of Shoes for Crews, a seller of slip resistant footwear, and as President and CEO of Baker & Taylor Corporation, the world’s largest distributor of books, as well as a global distributor of DVDs and music.  Mr. Willis holds a B.A. and an M.B.A. from Baylor University, where he also serves as a Regent.

ABOUT TUESDAY MORNING

Tuesday Morning is a leading closeout retailer of upscale, decorative home accessories, housewares and famous-maker gifts in the United States.  The Company opened its first store in 1974 and currently operates 852 stores in 43 states.  Tuesday Morning is nationally known for bringing its more than 9.0 million loyal customers a unique treasure hunt of high-end, first quality, brand name merchandise...never seconds or irregulars...at prices well below those of department and specialty stores and catalogues.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently.  You should carefully consider statements that contain these words because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our future results of operations, our future financial position, and our business outlook or state other “forward-looking” information.

Reference is hereby made to “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended June 30, 2011 for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements.  These risks, uncertainties and events also include, but are not limited to, the following: uncertainties regarding our ability to open stores in new and existing markets and operate these stores on a profitable basis; conditions affecting consumer spending and the impact, depth and duration of current economic conditions; inclement weather; changes in our merchandise mix; timing and type of sales events, promotional activities and other advertising; increased or new competition; loss or departure of one or more members of our senior management or experienced buying and management personnel; an increase in the cost or a disruption in the flow of our products; seasonal and quarterly fluctuations; fluctuations in our comparable store results; our ability to operate in highly competitive markets and to compete effectively; our ability to operate information systems and implement new technologies effectively; our ability to generate strong cash flows from our operations; our ability to anticipate and respond in a timely manner to changing consumer demands and preferences; and our ability to generate strong holiday season sales.  The forward-looking statements made in this press release relate only to events as of the date on which the statements were made.  Except as may be required by law, we undertake no obligations to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.